United States
Securities and Exchange Commission
Washington, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐ Soliciting Material Pursuant to 240.14a-12
CSB BANCORP, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON April 25, 2007
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
DIRECTORS AND EXECUTIVE OFFICERS
THE COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER NOMINATIONS
PROPOSALS OF SECURITY HOLDERS
SHAREHOLDER COMMUNICATION WITH BOARD OF DIRECTORS
OTHER BUSINESS

CSB BANCORP, INC.
91 North Clay Street
Millersburg, Ohio 44654
NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
April 25, 2007
          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of CSB Bancorp, Inc. (“CSB”) will be held at the Carlisle Inn, Walnut Creek, Ohio, on Wednesday, April 25, 2007, at 7:00 p.m. local time, for the following purposes:
•	To elect three directors for three-year terms ending in 2010; and

•	To transact any other business that may properly come before the Meeting or any adjournments thereof.
          Shareholders of record at the close of business on March 1, 2007, are entitled to vote at the Meeting and at any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Eddie L. Steiner
Eddie L. Steiner
President and Chief Executive Officer

Millersburg, Ohio
March 23, 2007
It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. Whether or not you expect to attend the Meeting in person, we urge you to fill in, date, sign and return the enclosed Proxy Card in the envelope provided.

CSB BANCORP, INC.
91 North Clay Street
Millersburg, Ohio 44654
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 25, 2007
GENERAL
The enclosed proxy is solicited by the Board of Directors of CSB Bancorp, Inc. (“CSB” or “Company”), the principal executive offices of which are located at 91 North Clay Street, Millersburg, Ohio 44654, in connection with the Annual Meeting of Shareholders (the “Meeting”) of CSB to be held on Wednesday, April 25, 2007, at the Carlisle Inn, Walnut Creek, Ohio, at 7:00 p.m. local time. This proxy statement and the accompanying notice of meeting are first being mailed to shareholders on or about March 23, 2007.
The Meeting has been called for the following purposes: (i) to elect three directors, each for a three-year term and; (ii) to transact any other business that may properly come before the Meeting or any adjournment thereof.
REVOCATION OF PROXIES, DISCRETIONARY AUTHORITY
AND CUMULATIVE VOTING
Shares of CSB’s common stock, par value $6.25 per share (the “Common Shares”), can be voted at the Meeting only if the shareholder is represented by proxy or is present in person. Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of CSB (addressed to: CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654, Attention: Ms. Margaret L. Conn, Secretary) or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a shareholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below or as otherwise described herein in the event cumulative voting for directors is properly requested. The proxy confers discretionary authority on the persons named therein to vote with respect to (i) the election of any person as a director where the nominee is unavailable or unable to serve, (ii) matters incident to the conduct of the Meeting and (iii) any other business that may properly come before the Meeting or any adjournment thereof. At this time, it is not known whether there will be cumulative voting for the election of directors at the Meeting. If any shareholder properly demands cumulative voting for the election of directors at the Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees for director, unless authority to vote for any or all of the nominees is withheld. CSB is the sole shareholder of The Commercial & Savings Bank of Millersburg, Ohio, an Ohio banking corporation (“Bank”).
The enclosed proxy is being solicited by the Board of Directors of CSB and the cost of soliciting proxies will be borne by CSB. In addition to use of the mails, proxies may be solicited personally or by telephone, telefax, or email by directors, officers and employees of CSB.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Shareholders of record as of the close of business on March 1, 2007, (the “Record Date”), are entitled to (i) notice of the Meeting and (ii) one vote on each matter to be considered at the Meeting for each Common Share held on that date. As of the Record Date, there were 2,499,181 Common Shares issued and outstanding. The presence at the Meeting in person or by proxy of at least a majority of such shares will be required to constitute a quorum at the Meeting. Common Shares held by holders who abstain from voting and all Common Shares held by brokers who do not have the discretionary authority to vote on certain matters will be included in determining the presence of a quorum. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or Director nominees, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a Director nominee. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Meeting.
The following table sets forth the Common Shares beneficially owned by each person, group or entity owning more than five percent of CSB’s outstanding Common Shares as of the Record Date.

Name and Address of	Amount and Nature of	Percent of Common
Beneficial Owner	Beneficial Ownership	Shares Outstanding

Richard G. Elliott 1450 Fox Run Lane Canfield, Ohio 44406	125,450.000[1]	5.02%

[1]	Mr. Elliott has sole voting power on 122,000 shares and shared voting power on 3,450 shares.
The Committee of Concerned CSB Shareholders for a Better Bank, which as a group beneficially owned 229,454.7217 shares, or 9.19% of common shares outstanding on March 1, 2007, has reported termination and dissolution of the group effective February 23, 2007, as evidenced by an amended Schedule 13D filing with the Securities and Exchange Commission. The Committee consisted of Richard G. Elliott, Ted W. DeHass, Don E. Sprankle, Gloria L. Miller, Darwin L. Snyder and Victor R. Snyder. Mr. Elliott’s shares were previously included in the total shares of The Committee of Concerned CSB Shareholders for a Better Bank.

Beneficial Ownership
The following table sets forth, as of the Record Date, (i) the Common Shares beneficially owned by each director, nominee for director and named executive officer of CSB or any person who has acted in such capacity since the beginning of the last fiscal year of CSB and (ii) the Common Shares beneficially owned by all current executive officers and directors as a group.
Number of Common Shares 1

Name	Sole	Shared	Options	Total	Percent of Class

Robert K. Baker	1,400.0000	1,812.5156	—	3,212.5156	*
Ronald E. Holtman	1,000.0000	—	—	1,000.0000	*
J. Thomas Lang	979.5233	5,277.5432	—	6,257.0665	*
Daniel J. Miller	28,737.0438	11,111.0000	—	39,848.0438	1.58%
Jeffery A. Robb, Sr.	3,403.7946	—	—	3,403.7946	*
Samuel M. Steimel	17,660.6035	7,683.7296	—	25,344.3331	1.00%
Eddie L. Steiner	16,587.0000	1,149.6606	—	17,736.6606	*
John R. Waltman	15,200.0000	347.8938	—	15,547.8938	*
Rick L. Ginther	1,000.0000	1,000.0000	1,000	3,000.0000	*
Paul D. Greig	—	1,000.0000	6,952	7,952.0000	*
Paula J. Meiler	4,307.2790	—	6,952	11,259.2790	*
John J. Limbert**	—	—	10,000	10,000.0000	*

Total of Directors and Executive Officers as a Group (14 persons)	92,088.1233	30,535.1339	25,544	148,167.2572	5.87%

[1]	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals and the Common Shares issuable upon the exercise of stock options exercisable within the next sixty days.

*	Indicates less than 1% beneficial ownership of the total of Common Shares outstanding as of March 1, 2007 plus the number of Common Shares issuable upon the exercise of outstanding options for the person or persons indicated.

**	Information regarding Mr. Limbert is included pursuant to SEC requirements. Mr. Limbert resigned from CSB and Bank effective March 3, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires CSB’s officers, directors and persons who own more than ten percent of a registered class of CSB’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required to furnish CSB with copies of all Section 16(a) forms they file. During 2006, based solely on CSB’s review of the copies of such forms received by it and by statements of officers and directors that they complied with all applicable filing requirements, CSB’s officers, directors and greater than ten percent beneficial owners have complied with all filing requirements applicable to them, with the exception of one Form 4 filing for Mr. Greig (with respect to the grant of stock options) and one Form 4 filing for Ms. Meiler (with respect to the grant of stock options).
PROPOSAL 1:
ELECTION OF DIRECTORS
CSB’s Regulations provide that its business shall be managed by a board of directors of not less than three and not more than twenty-five persons. CSB’s Regulations divide such directors into three classes, as nearly equal in number as possible, and set their terms at three years. The Board of Directors, pursuant to CSB’s Code of Regulations, has established the number of directors at eight.
Assuming that at least a majority of the issued and outstanding Common Shares are present at the Meeting so that a quorum exists, the three nominees for director of CSB receiving the most votes will be elected as directors. Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. The Board of Directors has nominated Messrs. Jeffery A. Robb, Sr., Samuel M. Steimel, and John R. Waltman, to serve until the 2010 Annual Meeting of Shareholders, and until their respective successors are elected and qualified. Messrs. Robb, Steimel, and Waltman, are incumbent directors whose present terms expire at the Meeting.
If it is intended that Common Shares represented by the accompanying form of proxy will be voted for the election of nominees, please so indicate on the proxy card. (If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.) If one or more of the nominees should, at the time of the Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve. At this time, it is not known whether there will be cumulative voting for the election of directors at the Meeting. If any shareholder properly demands cumulative voting for the election of directors at the Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.
The Board of Directors recommends that shareholders vote “FOR” the election of the nominees.

The following table sets forth information concerning nominees for director of CSB, including their principal occupation or employment during the past five years. Each nominee, if elected, will serve for a term expiring at the Annual Meeting of Shareholders in 2010.
NOMINEES FOR DIRECTOR
(Term Expiring in 2010)

			Positions
		Principal Occupation for Past	Held with	Director
Name	Age	Five Years and Other Information	CSB	Since

Jeffery A. Robb, Sr.	57	President and Chairman, Robb Companies, Inc.; also formerly, Interim President and Chief Executive Officer of Exchange Bancshares, Inc. and The Exchange Bank (2002-2003)	Director	2001

Samuel M. Steimel	49	Attorney; The Steimel Law Office	Director	1989

John R. Waltman	65	Attorney; Critchfield, Critchfield & Johnston, LLC	Director	2001

The following table sets forth information concerning (i) incumbent directors of CSB who are not nominees for election at the Meeting and (ii) the other current executive officers of CSB. Included in the table is information regarding each person’s principal occupation or employment during the past five years.
DIRECTORS AND EXECUTIVE OFFICERS

				Year First
				Elected or
				Appointed
				Director or	Current
			Positions Held	Officer, As	Term to
Name	Age	Principal Occupation[1]	with CSB	Applicable	Expire

Robert K. Baker	52	Co-owner and Controller, Bakerwell, Inc.	Director	2001	2008

J. Thomas Lang	63	Veterinarian, Dairy Farmer, Spring Hill Farm, Inc.	Director	1993	2008

Ronald E. Holtman	64	Attorney; Logee, Hostetler, Stutzman and Lehman	Director	2001	2009

Daniel J. Miller	67	Retired Physician; East Holmes Family Care, Inc.	Director	1979	2009

Eddie L. Steiner	51	President and Chief Executive Officer, CSB Bancorp, Inc.; formerly Vice President, Production, Smith Dairy Products Company (1989 to 2006)	President and Chief Executive Officer, Director	2001	2009

Rick L. Ginther[2]	56	Banker	Senior Vice President; Director, President and Chief Executive Officer of The Commercial and Savings Bank; formerly, Senior Vice President and Chief Lending Officer (2003-2006)	2003	N/A

Paul D. Greig[3]	61	Banker	Senior Vice President and Chief Operations/Information Officer	2003	N/A

Paula J. Meiler[4]	52	Banker	Senior Vice President and Chief Financial Officer	2004	N/A

[1]	Unless otherwise noted herein, each of the Directors has been engaged in the occupations and employment described above for the past five years.

[2]	Mr. Ginther held the position of President of the Canton region of Bank One N.A. from 2002 to 2003 and various positions with Bank One Corporation or predecessor from 1973 to 2002.

[3]	Mr. Greig retired from Bank One Corporation in 2002 from the position of National Retail Support Services Manager. During retirement from 2002 through 2003 he was a substitute teacher in two public school systems.

[4]	Ms. Meiler held the previous positions of Chief Financial Officer and Treasurer of Consumers Bancorp Inc. from 1999 through 2004 and Comptroller of The Citizens Banking Company (nka Sky Bank) and Citizens Bancshares Inc. from 1981 to 1999.
Membership and Meetings of the Board and its Committees
In 2006, each director attended more than seventy-five percent of the total number of meetings of the board and the committees on which he serves. In addition, all board members are expected to attend the annual meetings of shareholders, and all attended in 2006. Current committee membership and the number of meetings of the full board and each committee in 2006 are shown in the table below.

CSB
	Bancorp,	Subsidiary
Name	Inc. Board	Bank Board	Executive	Nominating	Compensation	Audit
Mr. Baker	Chair	Member	Chair	Chair		Member
Mr. Holtman	Member	Member			Member	Chair
Mr. Lang	Member	Member	Member	Member
Dr. Miller	Member	Member	Member	Member
Mr. Robb	Member	Member	Member			Member
Mr. Steimel	Member	Member			Chair
Mr. Steiner[1]	Member	Chair	Member
Mr.Waltman[2]	Member	Member			Member
Mr. Ginther		Member	Member
Number of 2006 meetings	14	14	23	2	3	12

[1]	Mr. Steiner was a member of the Audit Committee and chaired the Committee until his hire date on April 19, 2006. Effective April 19, 2006 Mr. Baker replaced Mr. Steiner as a member of the Audit Committee.

[2]	Mr. Waltman chaired the Bank board until April 28, 2006. Mr. Steiner replaced Mr. Waltman as chair of the Bank board on that date.
The following Board members are considered “Independent” as defined under NASDAQ Rule 4200: Mr. Baker, Mr. Holtman, Mr. Lang, Dr. Miller, Mr. Robb, Mr. Steimel, and Mr. Waltman.

Directors’ Compensation
Directors receive no compensation from CSB. Additionally, each director of CSB also serves as a director of the Bank, for which directors are compensated for board and committee meetings. Directors who are employees receive no additional compensation for serving on the board or its committees. In 2006, we provided the following annual compensation to directors who are not employees:

	Fees Earned or		Stock Option	All Other
Name	Paid in Cash $	Stock Awards $	Awards #	Compensation $[1]	Total $
Mr. Baker	$35,500	0	0	$1,942	$37,442
Mr. Holtman	28,000	0	0	5	28,005
Mr. Lang	29,500	0	0	5,539	35,039
Dr. Miller	30,000	0	0	0	30,000
Mr. Robb	34,000	0	0	4,086	38,086
Mr. Steimel	25,000	0	0	10,061	35,061
Mr. Steiner[2]	8,000	0	0	0	8,000
Mr. Waltman	26,750	0	0	1,615	28,365

[1]	All Other Compensation includes Mssrs. Lang, Robb and Steimel participating in a grandfathered health and dental benefits program. Mr. Baker waived coverage during January 2006. The Bank also provides a 1% reduction of the standard interest rate charged on certain consumer and primary residence mortgage loans to all directors, officers and employees during the period of service to CSB or the Bank.

[2]	Director’s compensation earned by Mr. Steiner prior to being named President and Chief Executive Officer of CSB Bancorp, Inc. effective April 19, 2006.
No director stock awards or options were granted in 2006.
Cash Compensation
The Company provides directors the following cash compensation:
•	Retainer of $10,000 per year, paid quarterly

•	$500 for each board and committee meeting attended

•	reimbursement for customary and usual travel expenses (outside of board and committee meeting attendance).
Committees of the Board of Directors
CSB has a Nominating Committee, which recommends to the Board the nominees for election as directors. The Nominating Committee currently consists of Robert K. Baker, J. Thomas Lang, and Dr. Daniel J. Miller. The Nominating Committee will consider candidates for nomination as a director who are recommended by shareholders, directors and other sources. Under the terms of the Nominating Committee Charter, which is available on the Company’s website, the Committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination and re-election.
In considering and evaluating potential candidates for positions on the CSB Board of Directors, and consistent with its Charter, the Nominating Committee considers, among other things, the potential candidates’ knowledge of the communities in which CSB and the Bank operate; their experience and any special business, financial, or other expertise; their reputation for honesty and integrity; and their ability to provide independent and objective oversight and supervision for matters which may impact CSB and the Bank. The Nominating Committee also considers applicable requirements of the CSB Code of Regulations and requirements of applicable law and regulations with respect to evaluating potential candidates, as well as other matters which the Nominating Committee deems appropriate in light of the specific circumstances and the potential candidate. To that end, the Nominating Committee may conduct its own analysis and may also seek information from a variety of outside sources in order to ascertain whether a potential candidate meets the referenced criteria.
The Nominating Committee utilizes the same standards and criteria in considering and evaluating potential candidates for positions on the CSB Board of Directors who are recommended by CSB shareholders, when appropriate. The members of the Nominating Committee are “independent”, as defined by rules adopted by the National Association of Securities Dealers, Inc. (“NASDAQ”), listing standards. The Nominating Committee operates under a written charter that is available on the Company’s website at www.csb1.com.
The Compensation Committee was appointed to establish policies and levels of appropriate compensation for directors, officers and employees of CSB. The Compensation Committee currently consists of Samuel M. Steimel, Ronald E. Holtman and John R. Waltman. The members are considered “independent” for purposes of the NASDAQ listing requirements. The Compensation Committee operates under a written charter that is available on the Company’s website at www.csb1.com. Additional discussion of the Compensation Committee’s role is set forth in the Compensation Discussion and Analysis section of this Proxy Statement.
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of the Company. The Audit Committee members are Ronald E. Holtman, Robert K. Baker, and Jeffery A. Robb, Sr. All of the members of the Audit Committee are independent directors, as defined by the NASDAQ listing standards. Among other things, the Audit Committee is responsible for the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of internal accounting controls. The Board of Directors has determined that Messrs. Baker and Robb meet the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee operates under a written charter, which is reviewed annually by the Committee and the Board and is available on the Company’s website at www.csb1.com. The charter is incorporated herein by reference.
The Executive Committee monitors the lending activities of the subsidiary bank and helps assure that such activities are conducted in a manner consistent with CSB’s credit policy. The Executive Committee consists of Robert K. Baker, J. Thomas Lang, Dr. Daniel J. Miller, Jeffery A. Robb, Sr., Eddie L. Steiner, and Rick L. Ginther.

Compensation Discussion and Analysis
The following discusses the material factors involved in the Company’s decisions regarding the compensation of the Named Executive Officers (as defined on page 16 ) during 2006. (the“NEO’s”).
The specific amounts paid or payable to the NEO’s are disclosed in the tables and narrative beginning on page 16. The following discussion cross-references those specific tabular and narrative disclosures where appropriate.
Compensation Overview
Compensation Philosophy and Objectives
We believe that, in order to manage and grow a well run financial services organization, it is necessary to establish compensation programs and related opportunities that are attractive, motivating and rewarding to high quality executives, managers and staff. These programs and opportunities must be balanced with their cost to CSB and its shareholders. In order to arrive at the appropriate balance, CSB has established the following compensation philosophy and guidelines for its overall compensation program:
1.	In order to attract and retain highly qualified management, we strive to provide target salaries close to the mean of the market rate paid for comparable positions by similarly sized bank holding companies.

2.	Where practical, we establish performance-based compensation focused on individual results, team results, and contributions to CSB’s overall performance.

3.	We attempt to link and align the wealth creation interests of management and shareholders by utilizing CSB stock awards or options as a component of the compensation program.
Components of Executive Compensation
Total compensation for executives is comprised of base salaries, annual cash incentive awards, long-term equity awards, retirement saving plan contributions, severance protection, and other benefits and perquisites. To determine compensation levels for the NEO’s and other officers, we review compensation survey data from independent sources to ensure that our total compensation program is competitive. We look at compensation data from companies in the financial services industry by using publicly available peer company disclosures as well as data from companies in a broad cross-section of industries available from reputable compensation surveys. We target overall compensation levels competitive with our industry comparison peer group. The various components of executive compensation reflect the following policies:
Base Salary
The purpose of the base salary program is to pay for the qualifications, experience, and marketability of the position consistent with market practices. A pay range for each position is anchored around the mean of the labor market. Individual pay within the range is determined by individual performance, job proficiency and contributions over a period of years.
Pay adjustments are tied directly to CSB’s performance appraisal process, which evaluates the employee on a series of performance criteria. This process is used for all CSB employees including the NEO’s. Pay adjustments are typically made annually. In addition to these performance-based base pay adjustments, it is periodically necessary to make additional market adjustments in those instances where market base salary levels move faster than anticipated or where additional duties and responsibilities are added to the job.
For 2006, the base salary levels for all CSB NEO’s are at or below the median of base salaries of peers in other similar-sized financial organizations. In 2006, an overall budget of 3.0% for base salary increases was established and base pay increases ranging from 2.4% to 6.8% were provided to the NEO’s.
The amount of an NEO’s base salary is the reference point for much of the other compensation. For example, the relative ranges of potential annual incentive awards for executives are fairly proportionate to the NEO’s respective base salaries. In addition, base salary is one component of the contribution formula under the Company’s 401(k) and profit sharing and the key component in the Company’s severance and change in control agreements.

Annual Incentive
The purpose of the annual incentive program is to focus executives on achieving and possibly exceeding the Company’s annual performance objectives. In 2006, the performance expectations were established around performance to current year budget, the attainment of specific performance ratios as well as satisfactory compliance with regulatory and audit reviews.
Each component of the annual incentive program has a separate measurement. The Compensation Committee retains the flexibility to make discretionary adjustments up or down based on performance that may be subjective. This discretion is not used to change the targets under the plan, only the rewards.
The target annual incentive opportunity during the past fiscal year was 30% of actual base salary for each NEO. For 2006, the Company’s target budget was $3.3 million, target return on assets was 1%, target return on equity was 9% and the target efficiency ratio was 70%.
Ordinarily, payments to NEOs and other covered employees under the annual incentive program are made in the first quarter of the following fiscal year; however awards were undetermined when this proxy statement was prepared and will be subsequently disclosed in a separate From 8-K filing.
Long-Term Incentive
The purpose of the long-term incentive plan is to align the interests of the NEO’s and other executives with the shareholders by providing them the opportunity to benefit from share price increases in the future through share option grants or awards under the 2002 CSB Bancorp, Inc. Share Equity Incentive Plan.
In 2006, the Committee took into consideration the market pay practices of CSB peers, the performance of CSB, a general assessment of the contributions of the individual NEOs, the available shares, and the projected grant values in making its recommendations. The Committee also sought input from the Chief Executive Officer on his views of the grants for his direct reports.
Finally, the accounting and tax treatment of stock options is different from cash-based payments. For awards under the plan, CSB accrues an expense computed using the Black-Scholes valuation model on the date of grant pro-ratably over the vesting period. For 2006 awards, CSB will receive a tax deduction equal to the difference in the share price and the exercise price on the option exercise date.
Retirement and Other Post-Employment Benefits
CSB maintains The Commercial & Savings Bank 401(k) Retirement Plan, (the “Plan”) a qualified 401(k) and profit sharing plan. The 401(k) provides a 50% match on the first 4% of cash compensation taking into account all compensation. There is also a discretionary profit sharing contribution and the amount may vary directly with CSB profits. The Plan provides investment alternatives in the following categories: CSB stock, large, small and mid cap, indexed, growth and bond funds.
Other Benefits and Perquisites
While the value of benefits including health and welfare, retirement, disability, and vacation benefits are not required to be reported in the tables that follow, these benefits are important to a comprehensive view of the CSB compensation and benefit program. All CSB employees, including the NEOs participate in the same comprehensive benefit program, which is intended to provide financial protection to employees based on health and retirement needs as well as providing for well-deserved time off. CSB also provides a disability program to all employees including NEO’s. Because financial services is a relationship-driven business, CSB pays country club dues for Mr. Ginther at a local country club to provide a facility to entertain CSB clients, community leaders and members of the management staff for business purposes. Certain consumer and primary residence mortgage loans granted by the Bank to directors, officers and employees receive a 1% reduction to the standard loan interest rate during the period of service to CSB or the Bank.

Termination and Change in Control Terms
The Company has employment agreements with Messrs. Ginther and Greig and Ms. Meiler. The employment agreements provide both CSB and the executives a mutual understanding of performance expectations, pay, opportunities and employment terms. The employment agreements discuss how disability and voluntary and involuntary terminations are handled. In addition, the employment agreements provide for severance payments in the event of employment termination following a change in control of the Company. The purpose of the change in control severance policy is to help participants seek to maximize the value of CSB’s shares without concern about losing their job. The NEO’s covered by these agreements and the maximum cost of these change in control payments at December 31, 2006 for each named executive is as follows:

R. Ginther, President and CEO, The Commercial & Savings Bank	$325,784
P. Greig, Senior Vice President and COO/CIO	237,784
P. Meiler, Senior Vice President and CFO	228,953
Compensation Committee Decision-Making Process
The Compensation Committee is comprised of three non-management Board members whose responsibilities are the establishment of the Company’s overall compensation philosophy, the assessment of the design of CSB compensation and benefit programs, the monitoring of external market pay levels and practices, review and approval of incentive award opportunities, actual payments and grants, and review and recommendation for Board of Director approval related to proposed implementation or material changes to pay or benefit programs.
During 2006, the Compensation Committee retained the services of Nash and Company Inc. to provide a survey of its pay practices for both directors and NEOs. The list of primary peers utilized in 2006 is as follows:

Belmont Bancorp	Bridgeport, OH
Community Central Bank Corporation	Mt. Clemens, MI
Cortland Bancorp Inc.	Cortland, OH
Croghan Bancshares Inc.	Fremont, OH
Farmers National Banc Corp	Canfield, OH
First Citizens Banc Corp	Sandusky, OH
FNBH Bancorp Inc.	Howell, MI
Killbuck Bancshares Inc.	Killbuck, OH
LCNB Corp	Lebanon, OH
Middlefield Banc Corp	Middlefield, OH
NB&T Financial Group Inc.	Wilmington, OH
Ohio Valley Banc Corp	Gallipolis, OH
PSB Group Inc.	Madison Heights, MI
Rurban Financial Corp	Defiance, OH
St. Joseph Capital Corp	Mishawaka,IN
United Bancorp Inc.	Martins Ferry, OH
West Pointe Bancorp	Belleville, IL
These financial services firms range in size from approximately 91% of CSB’s asset level to two and one-half times CSB’s asset level and are located primarily in Ohio and surrounding states.

THE COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with CSB’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CSB’s proxy statement and Annual Report on Form 10-K.
THE COMPENSATION COMMITTEE
Samuel M. Steimel, Chairman
Ronald E. Holtman
John R. Waltman

Executive Compensation and Other Information
The following table shows information concerning the annual compensation paid or accrued for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the other executive officers of the Company (collectively the “Named Executive Officers”) during the last completed year.
Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards[1]	Compensation	Earnings	Compensation	Total
Eddie L. Steiner, President and CEO	2006	$109,539	—	—	—	—	—	$6,036	$115,575
Paula J. Meiler, Sr VP and CFO	2006	110,000	—	—	$1,875	—	—	7,062	118,937
Rick L. Ginther, Sr VP; President and CEO, The Commercial & Savings Bank	2006	154,251	—	—	—	—	—	13,624	167,875
Paul D. Greig, Sr VP and COO/CIO	2006	116,000	—	—	1,875	—	—	7,444	125,319
John J. Limbert, Former President and CEO*	2006	52,308	—	—	—	—	—	3,305	55,613

[1]	The option awards include amounts expensed in 2006 for stock option awards granted in 2006. For assumptions related to the valuation of the stock options, see Note 7 to the Company’s financial statements in the Company’s Annual Report on Form 10-K.
Other Compensation Table

				Qualified Plan
		Life	Disability	Matching,	Perquisites
		Insurance	Insurance	Profit Sharing	and Other
Name	Year	Premiums	Premiums	Contribution	Benefits	Total
Eddie L. Steiner	2006	$320	$347	$4,929	$440	$6,036
Paula J. Meiler	2006	480	374	5,850	358	7,062
Rick L. Ginther	2006	480	500	8,291	4,353	13,624
Paul D. Greig	2006	480	394	6,570	—	7,444
John J. Limbert*	2006	120	130	2,047	1,008	3,305
Perquisites and Other Benefits

			Loan
			Interest
		Country	Reduction
Name	Year	Club Dues	of 1%	Total
Eddie L. Steiner	2006	—	$440	$440
Paula J. Meiler	2006	—	358	358
Rick L. Ginther	2006	$4,353	—	4,353
Paul D. Greig	2006	—	—	—
John J. Limbert*	2006	1,008	—	1,008

*	Information regarding Mr. Limbert is included pursuant to SEC requirements. Mr. Limbert resigned from CSB and Bank effective March 3, 2006.

Outstanding Equity Awards at Fiscal Year-end

	Option Awards						Stock Awards
Equity
Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive				Market	Number of	Value of
				Plan Awards:			Number of	value of	Unearned	Unearned
		Number of	Number of	Number of			shares or	shares	Shares,	Shares,
		Securities	Securities	Securities			units of	or units	Units or	Units or
		Underlying	Underlying	Underlying			stock	of stock	Other	Other
		Unexercised	Unexercised	Unexercised	Option	Option	that have	that	Rights That	Rights That
	Grant	Options #	Options #	Unearned	Exercise	Expiration	not	have not	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Options	Price $	Date	vested #	vested $	Vested #	Vested $
Eddie L. Steiner	—	—	—	—	—	—	—	—	—	—
Paula J. Meiler	11/29/2006	5,952	11,904	—	$18.00	3/31/2016	—	—	—	—
	8/9/2004	1,000	—	—	$19.00	8/9/2009	—	—	—	—
Rick L. Ginther	7/21/2003	1,000	—	—	$17.50	7/21/2008	—	—	—	—
Paul D. Greig	11/29/2006	5,952	5,952	—	$18.00	3/31/2016	—	—	—	—
	6/30/2003	1,000	—	—	$17.50	7/21/2008	—	—	—	—
John J. Limbert*	5/20/2003	10,000	—	—	$17.75	5/19/2008	—	—	—	—

*	Information regarding Mr. Limbert is included pursuant to SEC requirements. Mr. Limbert resigned from CSB and Bank effective, March 3, 2006.
Grants on Plan-Based Awards
Information on 2006 Stock Option Grants, not through Plan-Based Awards, is included in the Outstanding Equity Awards Table at Fiscal Year-End.
Option Exercises and Stock Vested
There were no exercises of Stock Options or vesting of stock awards during 2006.
Pension Benefits
The Company does not maintain a qualified or non-qualified pension plan.
Non-Qualified Deferred Compensation
The Company does not maintain a non-qualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control
Certain of the Company’s NEO’s are party to employment agreements that provide for certain salary and benefits upon termination of employment under various scenarios. The agreements are all described more fully in the narrative and tables below.
The tables below set forth the benefits that could be paid to the Named Executive Officer upon various termination events, which would only be known at the time that the benefits become payable. The tables reflect the multiples of base salary amounts that could be payable under the various arrangements if the event in question occurred as of December 31, 2006.
Upon a qualifying termination after a Change in Control, each Named Executive will also be entitled to immediate vesting of all stock options.
The Named Executive Officers’ employment agreements do not provide for any additional payments or benefits for death, disability, voluntary termination of employment by the executive or involuntary termination by the Company for cause. Under those scenarios, the Named Executive Officers are only entitled to their accrued and unpaid obligations, such as salary and unused vacation. The following tables contain common information about the Company’s employment agreements and benefit plans.
Potential Payments — Change in Control

	Change in Control —	Post —
	Multiple	Termination
Name	Base Salary	Health Care
Rick L. Ginther	2.0	1 Year
Paula J. Meiler	2.0	1 Year
Paul D. Greig	2.0	1 Year
Potential Payments Upon Termination — Without Cause

Name	Termination—Without Cause	Post — Termination Health Care
Rick L. Ginther	Base Salary Unpaid under agreement + 6 Months	6 Months
Paula J. Meiler	Base Salary Unpaid under agreement + 6 Months	6 Months
Paul D. Greig	Base Salary Unpaid under agreement + 6 Months	6 Months

Employment Contracts and Other Arrangements
     This section discusses the employment contracts and severance agreements in place for Named Executive Officers.
     Rick L. Ginther, President and Chief Executive Officer, The Commercial and Savings Bank
     An employment agreement dated July 21, 2003, was entered into with Rick L. Ginther providing, among other things, for employment of Mr. Ginther as Senior Vice President and Chief Loan Officer of the Bank pursuant to the terms of the agreement. Mr. Ginther was promoted on April 19, 2006, to President and Chief Executive Officer of The Commercial and Savings Bank. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Ginther consisting of an annual base salary of $120,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Ginther’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Ginther from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Mr. Ginther with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended; the “IRS Code”) is received by Mr. Ginther.
     Paul D. Greig, Senior Vice President, Chief Operating Officer and Chief Information Officer
     An employment agreement dated June 30, 2003, was entered into with Paul D. Greig providing, among other things, for employment of Mr. Greig as Senior Vice President, Chief Operations Officer, and Chief Information Officer of the Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Greig consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Greig’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Greig from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Mr. Greig with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended; the “IRS Code”) is received by Mr. Greig.
     Paula J. Meiler, Senior Vice President and Chief Financial Officer
     An employment agreement dated August 9, 2004, was entered into with Paula J. Meiler providing, among other things, for employment of Ms. Meiler as Senior Vice President and Chief Financial Officer of CSB and the Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the second anniversary, and provides for compensation to Ms. Meiler consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, relocation reimbursement up to a stated amount for a limited time, and certain stock options. In the event that Ms. Meiler’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles her to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Ms. Meiler from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Ms. Meiler with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended; the “IRS Code”) is received by Ms. Meiler.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Board of Directors of CSB. Management of CSB is responsible for CSB’s reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. CSB’s auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.
Mr. Robb and Mr. Baker are certified public accountants, and Mr. Holtman is an attorney licensed to practice law in the State of Ohio. Mr. Robb and Mr. Baker have been designated as “financial experts” under Section 401(h) of Regulation S-K.
The Audit Committee has reviewed and discussed with S.R. Snodgrass A.C. (“S.R.Snodgrass”), CSB’s independent auditors for the year ended December 31, 2006, the matters required to be discussed by Statement of Accounting Standards 61, as may be modified or supplemented. The Audit Committee also has received the written disclosures and the letter from the independent accountants, as required, and has discussed with S.R. Snodgrass its independence. Based on the forgoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in CSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
THE AUDIT COMMITTEE
Ronald E. Holtman, Chairman
Robert K. Baker
Jeffery A. Robb, Sr.

Independent Registered Public Accounting Firm Fees
The Audit Committee reviewed a report from the Company’s independent registered public accounting firm, S.R. Snodgrass, A.C. (Snodgrass) and others regarding the aggregated fees received in the following categories in fiscal 2006 and 2005:

	2006	2005
Audit Fees	$63,033	$93,649
Audit-Related Fees	14,130	9,200
Tax Fees	6,025	13,725
All Other Fees	0	0
Audit Fees consist of fees billed in the last two fiscal years for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.
Audit-Related Fees consist of fees billed in the last two fiscal years for assurance or services reasonably related to the audit and review of the Company’s employee benefit plan as well as the FHLB collateral audit.
Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.
All of the above-mentioned services and fees were pre-approved by the Audit Committee.
Snodgrass, acted as CSB’s auditors for the 2006 fiscal year and will act in such capacity for the 2007 fiscal year. During CSB’s most recent fiscal year ended December 31, 2006, there were no disagreements with Snodgrass on any matter of accounting principals or practices, financial disclosure, or auditing scope or procedure.
One or more representatives of Snodgrass are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit Committee Procedures for Pre-Approval of Services by Independent Accountants
•	The Audit Committee will annually approve the scope of, and fees payable for, the year-end audit to be performed by CSB’s independent accountants for the next fiscal year.

•	Management may not engage the independent accountants for any services unless the service contracts are approved by the Audit Committee in advance of the engagement.

•	If Management wishes to engage the independent accountants for any services, Management will define and present to the Audit Committee specific projects and categories of service, and fee estimates, for which the advance approval of the Audit Committee is required. The Audit Committee will review these requests and determine whether to pre-approve the engagement of the independent accountants for the specific projects and categories of service.

•	Management will report to the Audit Committee regarding the actual spending for these projects and services, compared to the approved amounts on a quarterly basis.

•	The Audit Committee Chairperson will report to the Committee at each regularly scheduled meeting the nature and amount of any non-audit services that he has approved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CSB has engaged and intends to continue to engage in the lending of money through the Bank to various directors and officers of CSB and the Bank and their related interests. These loans were made in accordance with applicable law and regulation and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or other unfavorable features.
In addition to those banking transactions conducted in the ordinary course, the following related transactions were conducted. Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.
CSB and the Bank hired Holmes County Title Co. from time to time during 2006 for title work and real estate closing services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Ronda P. Steimel, owner of Holmes County Title Co., is the wife of Director Samuel M. Steimel. CSB and the Bank contemplate using Holmes County Title Co. in the future on similar terms, as needed.
CSB and the Bank hired Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency from time to time during 2006 for legal services, title work and real estate closing services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. John R. Waltman is of counsel of both Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency. CSB and the Bank contemplate using both Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency in the future on similar terms, as needed.
CSB and the Bank hired Logee, Hostetler, Stutzman & Lehman from time to time prior to 2006 for legal services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Ronald E. Holtman is a partner of Logee, Hostetler, Stutzman & Lehman. CSB and the Bank contemplate using Logee, Hostetler, Stutzman & Lehman in the future on similar terms, as needed.
CSB and the Bank hired Steimel Law Office from time to time prior to 2006 for legal services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Samuel M. Steimel is the owner of Steimel Law Office. CSB and the Bank contemplate using Steimel Law Office in the future on similar terms, as needed.
COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
RELATIONSHIPS AND RELATED TRANSACTIONS
During 2006, none of CSB’s NEO’s or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.
SHAREHOLDER NOMINATIONS
The Nominating Committee of the Board will consider recommendations for nominations received from shareholders in accordance with the Company’s Code of Regulations. Shareholder recommendations for nomination should be submitted in writing to the Company at its principal office in Millersburg, Ohio, and must include the shareholder’s name, address and the number of shares of the Company beneficially owned by the shareholder. The recommendation must be provided to the Company in writing not less than fourteen nor more than fifty days prior to the date of the Meeting. The recommendation should also include the name, age, business address, residence address, principal occupation and number of shares of the Company beneficially owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. The Company may also require any nominee to furnish additional information regarding the eligibility and qualifications of the recommended candidate.

PROPOSALS OF SECURITY HOLDERS
In order to be eligible for inclusion in CSB’s proxy materials for the 2008 Annual Meeting of Shareholders, any shareholder’s proposal to take action at such meeting must be received at CSB’s main office at 91 North Clay Street, Millersburg, Ohio 44654, no later than November 24, 2007. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.
SHAREHOLDER COMMUNICATION WITH BOARD OF DIRECTORS
Shareholders interested in communicating directly with the Board of Directors may do so by writing to Ms. Margaret L. Conn, Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Directors Communication.”
The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by CSB that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of CSB’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.
OTHER BUSINESS
The Board of Directors is not aware of any business to be addressed at the Meeting other than those matters described above in this Proxy Statement. However, if any business other than that set forth in the Notice of the Meeting should be properly presented at the Meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Eddie L. Steiner
Eddie L. Steiner
President and Chief Executive Officer

Millersburg, Ohio
March 23, 2007

PROXY CARD
CSB BANCORP, INC.
91 North Clay Street
Millersburg, Ohio 44654
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Messrs. Baker, Lang, Miller, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of CSB Bancorp, Inc. (“CSB”) which the undersigned is entitled to vote at the Annual Meeting for the Shareholders of said Company scheduled to be held on April 25, 2007 at 7:00 p.m. local time at the Carlisle Inn, Walnut Creek, Ohio, or at any adjournments or recesses thereof.
Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. If any shareholder demands cumulative voting for the election of directors at the Meeting, this proxy gives the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.
Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on the proposal.
1. ELECTION OF DIRECTORS
FOR:
☐	Jeffery A. Robb, Sr.

☐	Samuel M. Steimel

☐	John R. Waltman
WITHHOLD AUTHORITY:
☐	Jeffery A. Robb, Sr.

☐	Samuel M. Steimel

☐	John R. Waltman
2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or an adjournment thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors.
ALL FORMER PROXIES ARE HEREBY REVOKED.

(Signature of Shareholder)

(Signature of Shareholder)

(Please sign exactly as your name appears on this proxy. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such.)

Dated: , 2007